Exhibit 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐14 of our report dated August 26, 2022, relating to the financial statements and financial highlights of High Yield ETF, a series of Exchange Listed Funds Trust, for the year ended June 30, 2022, and to the references to our firm under the heading “Independent Registered Public Accounting Firm”, “Trustees and Service Providers for the Acquired Fund and Acquiring Fund”, “Miscellaneous Information” and “Appendix B ‐ Financial Highlights of the Acquired Fund” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
March 13, 2023